Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:
Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012

Analysts International Appoints John T. Paprocki

Chief Financial Officer

Paprocki Had Served as Interim CFO Since April

MINNEAPOLIS, October 15, 2002— Analysts International Corporation (Nasdaq: ANLY) today announced the appointment of John T. Paprocki as Chief Financial Officer, effective immediately.   Paprocki had served as interim Chief Financial Officer since April 15, 2002.

                Michael LaVelle, the Company’s Chief Executive Officer, stated, “We are delighted to announce that John is now a member of our senior management team.  Since joining us on an interim basis in April, he has made great strides in reorganizing the efforts of our finance and administrative areas.  In addition, he has made significant contributions and helped us refocus our business strategies as we prepare for the market environment of 2003 and beyond.”

Paprocki graduated from Marquette University in 1973 with a degree in accounting and he earned his MBA from the University of Wisconsin, Milwaukee, in 1979.   He is a Certified Public Accountant, Certified Management Accountant and Certified Financial Manager.

About Analysts International

Headquartered in Minneapolis, Analysts International (Nasdaq: ANLY) is a diversified IT services company. In business for more than 35 years, the Company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. Recently, ComputerWorld named the Company one of the best 100 places for IT professionals to work. In 2001 Microsoft Corporation named Analysts International its worldwide winner of the top IT Infrastructure Solution. For more information, visit the company Web site at http://www.analysts.com.

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